Exhibit 99.1

NEWS from

808 Travis, Suite 1320

Houston, Texas 77002

(713) 780-9494

Fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
D. Hughes Watler, Jr., Chief Financial Officer

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES RECORD FOURTH QUARTER

AND YEAR END FINANCIAL RESULTS AND OPERATIONAL UPDATE

Houston, Texas – March 15, 2006. Goodrich Petroleum Corporation today announced record financial and operating results for the fourth quarter and year ended December 31, 2005.

REVENUES

Total revenues for the quarter increased by 93% to $25.2 million, versus $13.0 million for the prior year period. Revenues for the quarter increased by 46% sequentially over the third quarter of 2005. Average net oil and gas prices received in the quarter, including realized gains and losses on the effective portion of oil and gas derivatives, were $10.57 per Mcf of gas and $29.91 per barrel of oil.

Total revenues for the year increased by 52% to $68.3 million versus $45.0 million for the prior year period. Average net oil and gas prices received for the year were $8.56 per Mcf of gas and $35.87 per barrel of oil, including realized gains and losses on the effective portion of oil and gas derivatives.

The average prices received for the Company’s natural gas do not include the realized losses on its ineffective gas derivatives.

OPERATING INCOME

Operating income, defined as revenues minus operating expenses, increased by 98% to a record $9.3 million in the quarter, compared to $4.7 million in the prior year period.

Operating income increased by 3% to $13.1 million for the year, compared to $12.7 million for the prior year period.

NET INCOME

Net income was $8.6 million, or $0.35 per basic share, in the quarter, compared to $9.2 million, or $0.45 per basic share, in the prior year period. After giving effect to a largely non-cash loss on derivatives not qualifying for hedge accounting of $37.7 million, the Company reported a net loss of $17.5 million ($0.75 per basic share) for the year, compared to net income of $18.5 million, or $0.95 per basic share in the prior year period, which included a non-cash gain on derivatives of $2.3 million.

CASH FLOW

Earnings before interest, taxes, DD&A and exploration (“EBITDAX”), was approximately $10.0 million for the quarter, compared to $8.0 million in the prior year period. EBITDAX for the year was $35.8 million, compared to $29.2 million in the prior year period (see accompanying table for a reconciliation of EBITDAX, a non-GAAP measure, to net cash provided by operating activities).

Discretionary cash flow, defined as net cash provided by operating activities before changes in working capital, increased to $8.5 million in the quarter, compared to $7.9 million in the prior year period. Discretionary cash flow increased to $32.2 million for the year, compared to $26.9 million in the prior year period. Net cash provided by operating activities was $45.6 million for the year, compared to $41.0 million for the prior year period (see accompanying table for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash provided by operating activities).

PRODUCTION

Net production volumes in the quarter increased by approximately 27% to 2.64 billion cubic feet equivalent (“Bcfe”), or approximately 29,000 Mcfe per day, versus 2.08 Bcfe, or approximately 23,000 Mcfe per day, in the prior year period. The Company estimates that approximately 4,000 Mcfe per day of its South Louisiana production was shut-in during the fourth quarter as a result of Hurricanes Katrina and Rita. As previously reported, the Company has restored approximately 90% of its pre-hurricane volumes in South Louisiana, with the remaining pre-hurricane production volumes being temporarily shut-in primarily awaiting completion of repairs to third party processing facilities.

Approximately 55% of net production volumes for the quarter came from Cotton Valley Trend wells in East Texas and North Louisiana, versus approximately 15% of net production volumes for the prior year period. Cotton Valley Trend gross volumes averaged approximately 24,200 Mcfe per day from an average of 33 wells producing for the quarter, or approximately 730 Mcfe per day, per well. The Company’s net Cotton Valley Trend production volumes averaged approximately 16,000 Mcfe per day from a net average 30 wells producing for the quarter, or approximately 530 Mcfe per day, per well.

Net production volumes for the year increased by approximately 13% to 6,237,000 Mcf of gas and 408,000 barrels of oil, or 8.69 Bcfe, versus 4,818,000 Mcf of gas and 475,000 barrels of oil, or 7.67 Bcfe, in 2004. Yearly production volumes in 2005 were negatively impacted from the effects of Hurricanes Katrina and Rita.

CAPITAL EXPENDITURES

The Company drilled 64 wells in 2005 with a 97% success rate. The Company had a 100% success rate on its Cotton Valley Trend wells.

Capital expenditures for the quarter and year totaled $58.1 million and $164.6 million respectively, compared to $18.7 million and $47.5 million in the prior year’s quarter and year respectively. Approximately 86% of the capital expenditures in the quarter were associated with wells drilled in the Cotton Valley Trend.

For the year 2006, the Company has preliminarily budgeted total capital expenditures of approximately $195.0 million, of which approximately 85%, or $169.0 million, is expected to be focused on the relatively low risk development drilling program in the Cotton Valley Trend of East Texas and North Louisiana, with the remainder of $26.0 million to be spent on the Company’s existing properties and new exploration programs. The Company expects to finance its 2006 capital expenditures through a combination of cash flow from operations, borrowings under its existing bank credit facility and remaining proceeds from a December 2005 Series B Convertible Preferred Stock offering.

RESERVES

Total proved reserves grew by 71% to 173 Bcfe at year end 2005, versus 101 Bcfe at year end 2004. The Company replaced approximately 1,088% of its 2005 production with proved reserve additions, all of which were associated with its drilling and development activities during the year. At year end 2005, the Company’s proved reserve life, or R/P ratio, was approximately 20 years. The proved reserves were approximately 83% natural gas, 39% developed and had a pretax present value at year end, discounted at 10%, of approximately $587 million using non-escalated year end pricing. One hundred percent of the Company’s proved reserves at year end were audited by the Company’s independent reservoir engineers.

OPERATIONAL UPDATE

Cotton Valley Trend

Drilling. The Company completed and added to production 18 Cotton Valley Trend wells during the quarter. Through March 14, 2006, the Company had drilled and logged a total of 88 wells, with a 100% success rate, with 78 currently producing and 10 being completed. The Company currently has 8 drilling rigs under contract with a 9th rig anticipated in November.

Acreage. The Company currently has 129,000 gross acres, 80,000 net acres in the Cotton Valley Trend, which has the potential for over 1,900 locations and over 1.2 trillion cubic feet of probable and possible natural gas reserves. The Company continues to seek additional opportunities to expand its inventory in resource plays similar to the Cotton Valley Trend.

South Louisiana

The Company has drilled and logged its Gueymard No. 1 well, its initial test well at the St. Gabriel field in Iberville and Ascension Parishes, which has encountered approximately 60 feet of apparent pay. The Company is currently completing the well and will release test information upon receipt.

OTHER INFORMATION

In this press release, the Company refers to two non-GAAP financial measures, EBITDAX and discretionary cash flow, because of management’s belief that these measures are financial indicators of the Company’s ability to internally generate operating funds. Management also believes that these non-GAAP financial measures of cash flow are useful information to investors because they are widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. EBITDAX and discretionary cash flow should not be considered as alternatives to net cash provided by operating activities, as defined by GAAP.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

GOODRICH PETROLEUM CORPORATION

SELECTED INCOME DATA

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)
Total Revenues	$25,202	$13,043	$68,333	$45,012

Operating expenses
Lease operating expense	2,995	2,424	9,931	7,402
Production taxes	1,119	951	4,053	3,105
Depletion, depreciation and amortization	7,276	3,248	25,563	11,562
Exploration	1,528	545	6,867	4,426
Impairment	340	—	340	—
General and administrative	2,668	1,348	8,702	5,821
Gain on sale of assets	(66)	(181)	(235)	(50)

	15,860	8,335	55,221	32,266

Operating income	9,342	4,708	13,112	12,746

Other income (expense)
Interest expense	(1,140)	(321)	(2,279)	(1,110)
Gain (loss) on derivatives not qualifying for hedge accounting	5,056	2,317	(37,680)	2,317
Gain on litigation judgment	—	—	—	2,118

	3,916	1,996	(39,959)	3,325

Income (loss) from continuing operations before income taxes	13,258	6,704	(26,847)	16,071
Income tax (expense) benefit	(4,638)	1,878	9,397	1,707

Income (loss) from continuing operations	8,620	8,582	(17,450)	17,778
Discontinued operations including gain on sale, net of taxes	—	593	—	749

Net income (loss)	8,620	9,175	(17,450)	18,527
Preferred stock dividends	281	158	755	633

Net income (loss) applicable to common stock	$8,339	$9,017	$(18,205)	$17,894

Net income (loss) per common share
Basic	$0.35	$0.45	$(0.75)	$0.95

Diluted	$0.34	$0.43	$(0.75)	$0.91

Weighted average shares basic	24,793	20,523	23,333	19,552

Weighted average shares diluted	25,537	21,159	23,333	20,347

GOODRICH PETROLEUM CORPORATION

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Selected Cash Flow Data (In Thousands)
Reconciliation of EBITDAX to Net Cash Provided by Operating Activities:
EBITDAX	$9,997	$8,060	$35,804	$29,242
Exploration	(1,528)	(545)	(6,867)	(4,426)
Prospect amortization	1,143	526	3,343	1,035
Gain (loss) on asset sales and litigation judgment	66	182	235	2,168
Interest expense	(1,140)	(321)	(2,279)	(1,110)
Dry hole costs	2	—	2,012	—
Net changes in working capital	(6,106)	9,018	13,314	14,119

Net cash provided by operating activities (GAAP)	$2,434	$16,920	$45,562	$41,028

Reconciliation of Discretionary Cash Flow to Net Cash Provided by Operating Activities:
Discretionary cash flow	$8,540	$7,902	$32,248	$26,909
Net changes in working capital	(6,106)	9,018	13,314	14,119

Net cash provided by operating activities (GAAP)	$2,434	$16,920	$45,562	$41,028

Selected Operating Data
Production
Natural gas (MMcf)	2,143	1,365	6,237	4,818
Oil and condensate (MBbls)	83	120	408	475

Total (Mmcfe)	2,646	2,085	8,686	7,669

Average sales price per unit:
Natural gas (per Mcf)	$10.57	$6.62	$8.56	$6.12
Oil (per Bbl)	29.91	25.83	35.87	32.35
Natural gas and oil (Mcfe)	9.50	6.25	7.83	5.85

Expenses per Mcfe
Lease operating expense	$1.13	$1.16	$1.14	$0.97
DD&A	2.75	1.56	2.94	1.51
Exploration	0.58	0.26	0.79	0.58